Exhibit 99.1

Trevena Reports Third Quarter 2018 Financial Results and Announces Workforce Restructuring

— $70.0 Million of Cash, Cash Equivalents and Marketable Securities as of September 30, 2018 —

— Company to host conference call and webcast at 8:00 am EST —

CHESTERBROOK, PA, November 8, 2018 — Trevena, Inc. (NASDAQ: TRVN), a biopharmaceutical company focused on the development and commercialization of new and innovative treatment options for patients in pain, today reported third quarter 2018 financial results and announced a workforce restructuring to preserve capital while the Company continues development of oliceridine. As part of this plan, the Company is reducing its workforce by approximately one-third and is undertaking additional cost saving initiatives that in total are expected to save more than $3.5 million a year. The Company also expects to incur a cash charge in the fourth quarter of 2018 of approximately $1.3 million related to the restructuring.

“Following receipt of the Complete Response Letter for oliceridine, we must act to reduce operating costs and conserve our capital resources,” said Carrie L. Bourdow, President and Chief Executive Officer. “Today’s action will allow us to extend our cash runway while retaining the capabilities needed to reach our goal of bringing oliceridine to clinicians and hospital patients. I would like to thank our dedicated employees affected by this plan for their commitment to patients and their many contributions to Trevena.”

Financial results

For the third quarter of 2018, Trevena reported a net loss attributable to common stockholders of $4.5 million, or $0.06 per share, compared with a net loss attributable to common stockholders for the third quarter of 2017 of $16.0 million, or $0.27 per share. Research and development expenses were $3.4 million in the third quarter of 2018 compared to $10.2 million for the same period in 2017; general and administrative expenses were $3.9 million, compared to $5.2 million for the third quarter of 2017.

Cash, cash equivalents, and marketable securities were $70.0 million as of September 30, 2018.  The Company expects this amount, together with interest thereon, to be sufficient to fund operating expenses and capital expenditure requirements into the second quarter of 2020.

For additional details, please see the Company’s Form 10-Q that will be filed with the SEC today.

Conference Call and Webcast

Date: November 8, 2018
Time: 8:00 a.m. EST
Telephone Access: (855) 465-0180
International: (484) 756-4313
Webcast: http://investors.trevena.com/index.cfm
Conference ID: 5985046

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of new and innovative treatment options for patients in pain. The Company has discovered three novel and differentiated drug candidates using its proprietary platform, including intravenous (IV) oliceridine, for the management of moderate to severe acute pain in hospitals, TRV250 for the treatment of acute migraine, and TRV734 for pain and/or management of opioid dependence.  In its preclinical programs, Trevena is evaluating a set of novel S1P modulators that may offer a new, non-narcotic approach to managing chronic pain.

Cautionary note on forward looking statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials; the uncertainties inherent in conducting clinical trials; interpretations of regulatory interactions and expectations for regulatory submissions and approvals; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, including whether the reduction of our operating expenses as a result of the restructuring will allow us to retain the capabilities needed to bring oliceridine to market and whether our cash, cash equivalents, and marketable securities are sufficient to fund operating expenses and capital expenditure requirements into the second quarter of 2020; uncertainties related to the Company’s intellectual property; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Contacts

Trevena, Inc.

Investors:

Jonathan Violin, Ph.D.

Senior Vice President, Scientific Affairs & Investor Relations Officer

or

Erin Clark

Senior Director Corporate Strategy & Investor Relations

610-354-8840 x355

ir@trevena.com

or

Media:

pr@trevena.com

TREVENA, INC.
Condensed Statements of Operations
(Unaudited, in thousands except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenue	$3,000	$—	$5,500	$—

Operating expenses:
General and administrative	3,908	5,232	14,906	14,496
Research and development	3,350	10,181	13,076	41,776
Restructuring charges	—	—	64	—
Total operating expenses	7,258	15,413	28,046	56,272
Loss from operations	(4,258)	(15,413)	(22,546)	(56,272)
Other income (expense)	(225)	(586)	483	(873)
Loss before income tax expense	(4,483)	(15,999)	(22,063)	(57,145)
Foreign income tax expense	—	—	(745)	—
Net loss	$(4,483)	$(15,999)	$(22,808)	$(57,145)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.06)	$(0.27)	$(0.32)	$(0.98)
Weighted average shares outstanding, basic and diluted	77,445,675	60,113,327	70,604,827	58,475,079

TREVENA, INC.
Condensed Balance Sheets
(Unaudited, in thousands)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$24,339	$16,557
Marketable securities	45,700	49,543
Prepaid expenses and other current assets	1,196	1,393
Total current assets	71,235	67,493
Restricted cash	1,301	1,413
Property and equipment, net	3,565	3,805
Intangible asset, net	10	11
Total assets	$76,111	$72,722

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$836	$1,424
Accrued expenses and other current liabilities	3,221	4,303
Current portion of loans payable, net	12,528	12,425
Deferred rent	—	61
Total current liabilities	16,585	18,213
Loans payable, net	7,853	15,725
Capital leases, net of current portion	23	31
Deferred rent, net of current portion	2,993	3,006
Warrant liability	13	10
Other long term liabilities	—	1,104
Total liabilities	27,467	38,089

Common stock	82	62
Additional paid-in capital	428,880	392,103
Accumulated deficit	(380,298)	(357,490)
Accumulated other comprehensive loss	(20)	(42)
Total stockholders’ equity	48,644	34,633
Total liabilities and stockholders’ equity	$76,111	$72,722